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                                                                    EXHIBIT 99.2

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     As described in Note 2 of the Notes to Supplemental Consolidated Financial Statements, in fiscal 1996 and 1997 the Company entered into business combinations with Moore Electric Supply, Inc., Florida Pipe & Supply Company, Electric Laboratories and Sales Corporation and ELASCO Agency Sales, Inc. (collectively, "ELASCO"), Panhandle Pipe & Supply Co., Inc. ("PPSC"), Sunbelt Supply Co. ("Sunbelt") and Metals, Incorporated, Stainless Tubular Products, Inc. and Metals, Inc. -- Gulf Coast Division (collectively, the "Metals Group") which were accounted for as poolings of interests. Accordingly, all financial data in this discussion and analysis is reported as though the companies have always been one.

NINE MONTHS ENDED OCTOBER 31, 1996 AND 1995

Net Sales

     Net sales for the nine months ended October 31, 1996 were $1,150.7 million, a 23% increase over the nine months ended October 31, 1995. Newly acquired and opened wholesale outlets provided 10 percentage points of the 23% increase.

     Management expects commercial construction activity to continue at current levels. These favorable conditions coupled with the Company's acquisition program should result in continued sales growth.

Gross Margin

     Gross margin for the nine months ended October 31, 1996 was 20.5% compared to 20.1% for the nine months ended October 31, 1995. Expansion of product offerings to lines with better margins, efficiencies created with central distribution centers, increased volume and concentration of supply sources have contributed to the improvement.

Operating Expenses

     Operating expenses for the nine month period ended October 31, 1996 were $191.0 million, a 21% increase over the prior year period. Approximately one-half of this increase is attributable to recent acquisitions and newly-opened wholesale outlets.

Non-Operating Income and Expenses

     Interest and other income increased $.8 million for the nine months ended October 31, 1996 over the prior year period. The increase is primarily attributable to gain on sales of property and equipment, and increased collection of service charges due on delinquent accounts receivable.

     Interest expense was $9.6 million for the nine months ended October 31, 1996 compared to $7.1 million for the nine months ended October 31, 1995. The increase is primarily the result of higher borrowing levels as interest rates have been essentially unchanged. Expansion through business acquisitions has been partially funded by debt financing.

Income Taxes

     The effective tax rates for the nine months ended October 31, 1996 and 1995 were 37.8% and 33.1%, respectively. Prior to the merger on April 26, 1996 with ELASCO and January 24, 1997 with Metals, Incorporated and Stainless Tubular Products, Inc., all three entities were Subchapter S corporations and, therefore, not subject to corporate income tax. Each entity's Subchapter S corporation status terminated upon the merger with the Company. As a result, the Company's effective tax rate will be higher for the year ending January 31, 1997 than for the year ended January 26, 1996.

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Net Income

     For the nine months ended October 31, 1996, net income reached $25.1 million, a 39% increase over the nine months ended October 31, 1995. Fully diluted earnings per share for the nine months ended October 31, 1996 and 1995 were $2.45 and $2.12, respectively. This increase of 16% was on 20% more shares outstanding.

FISCAL 1996, 1995 AND 1994

Net Sales

     The Company exceeded the one billion dollar mark with net sales of $1.2 billion in fiscal 1996. Net sales increased by 25% over fiscal 1995 net sales of $994.8 million. Fiscal 1994 net sales totaled $827.3 million. Newly-opened and acquired wholesale outlets accounted for approximately 60% of the increase in fiscal 1996 and 40% of the increase in fiscal 1995.

     The Company's strategy of expanding and diversifying into more construction markets (commercial and industrial, as well as geographic) has contributed to these strong sales gains along with same store sales growth. Although fiscal 1996 and 1995 residential construction activity has been slower following a strong fiscal 1994, commercial and industrial construction activity rebounded in fiscal 1995 and continued through fiscal 1996.

Gross Margin

     Gross margins have been improving steadily over the past few years. Gross margins increased to 20.4% in fiscal 1996 compared to 19.9% in fiscal 1995 and 19.7% in fiscal 1994. The improvement has resulted from several factors, including expansion of product offerings to lines with better margins, efficiencies created with central distribution centers, increased volume and concentration of supply sources as part of the Company's preferred vendor program.

Operating Expenses

     Operating expenses in fiscal 1996 were $213.9 million, a 25% increase over fiscal 1995. Newly-opened wholesale outlets and recent acquisitions accounted for approximately 50% of the increase. The remainder of the increase is due primarily to personnel and transportation costs associated with the growth in sales. Similarly, the $24.9 million increase in fiscal 1995 compared to fiscal 1994 is attributed primarily to newly-opened wholesale outlets and acquisitions (approximately 45%) and costs, such as personnel, transportation and insurance, associated with sales growth.

Non-Operating Income and Expenses

     Interest and other income increased to $5.0 million in fiscal 1996 compared to $3.2 million in fiscal 1995 and $3.7 million in fiscal 1994. This increase is primarily the result of improved collection of service charge income on delinquent accounts receivable. In addition, gain realized on sales of property and equipment (primarily transportation equipment) was $.3 million higher in fiscal 1996.

     Interest expense increased by $3.0 million in fiscal 1996 over fiscal 1995. Higher interest rates and higher average borrowing levels were equally responsible for the increase. Fiscal 1995 interest expense was only $.4 million higher than fiscal 1994, which was attributable to higher interest rates partially offset by lower borrowing levels due primarily to the conversion of approximately $23 million of subordinated debentures.

Net Income

     Net income in fiscal 1996 increased 46% to $23.2 million from $15.9 million in fiscal 1995, while fully diluted earnings per share increased 36% to $2.70 in fiscal 1996 compared to $1.98 in fiscal 1995. These results followed fiscal 1995 increases of 63% and 48%, respectively, in net income and fully diluted earnings per share. Net income and fully diluted earnings per share in fiscal 1994 were $9.7 million and $1.34, respectively.

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     These improved results reflect operating leverage that has been achieved through the Company's acquisition and internal growth program. Operating margins (operating income as a percentage of net sales) have steadily improved to 3.2% in fiscal 1996, compared to 2.7% and 2.0% in fiscal 1995 and 1994, respectively.

Liquidity and Capital Resources

     Working capital at October 31, 1996 amounted to $303 million compared to $217 million, $197 million and $162 million in fiscal years ended 1996, 1995 and 1994, respectively. The working capital ratio increased to 2.86 to 1 at October 31, 1996 compared to 2.59 to 1, 2.65 to 1 and 2.87 to 1 for fiscal years ended 1996, 1995 and 1994, respectively. During expansionary periods when sales volumes are increasing, the Company is required to carry higher levels of inventories and receivables to support the growth. The Company strives to maintain inventories at levels that support current sales activity but are not excessive through increased use of central distribution facilities and with investments in resources to improve the efficiency and service capability of these facilities.

     For the nine months ended October 31, 1996, net cash provided by operations was $8.0 million. In fiscal 1996, net cash provided by operations was $17.3 million compared to $3.7 million in fiscal 1995 and cash used in operations of $1.0 million in fiscal 1994. These changes are due primarily to fluctuations in accounts receivable, inventories and accounts payable. Because additional amounts of cash were generated in fiscal 1996, net borrowing under short-term debt decreased to $15.4 million compared to $26.8 million and $17.8 million in fiscal 1995 and 1994, respectively.

     Expenditures for property and equipment were $11.8 million for the nine months ended October 31, 1996 compared to $9.7 million for the nine months ended October 31, 1995. The Company invested $90.0 million for property and equipment in fiscal 1996. Cash payments for business acquisitions totaled $89.9 million and $10.0 million for the nine months ended October 31, 1996 and the fiscal year ended January 26, 1996, respectively. Capital expenditures for property and equipment, not including amounts for business acquisitions, are expected to be approximately $14 million in fiscal 1997.

     As discussed in Note 11 of the Notes to the Supplemental Consolidated Financial Statements, in May 1996 the Company issued 1,486,989 shares of common stock in a public offering (generating net proceeds of approximately $48 million, after all expenses) and issued $98 million of senior notes in a private placement in connection with the purchase of substantially all of the assets, properties and business of PVF Holdings, Inc. ("PVF"). In addition to funding the PVF acquisition, the net proceeds of these offerings were used to reduce indebtedness outstanding under the Company's bank debt.

     Management believes that the acquisitions of PVF, Sunbelt and the Metals Group provide the Company with several strategic benefits, including: (i) a well-established position in the stainless steel and specialty alloy sector of the pipe, valve and fitting products market; (ii) a higher gross margin product group than the Company's other product groups; (iii) greater focus on targeted industrial and replacement markets; (iv) a strong management team; and (v) new opportunities for additional acquisitions. Additional growth opportunities for the Company related to these acquisitions include incremental sales of complimentary valve products (which had represented only 2% of PVF's fiscal 1995 net sales) and new branch openings.

     Principal reductions on long-term debt were $14.3 million for the nine months ended October 31, 1996 compared to $5.4 million for the prior year nine months. The increase resulted primarily from paying off debt of recent business acquisitions. Dividend payments were $4.5 million and $3.9 million during the nine months ended October 31, 1996 and 1995, respectively. Dividend payments included $2.4 million and $2.6 million in cash dividends of pooled companies during the nine months ended October 31, 1996 and 1995, respectively.

     In October 1996, the Company's revolving credit and line of credit agreement with a group of banks was amended. The agreement now permits the Company to borrow up to $150 million ($160 million previously). With this facility, the Company has sufficient borrowing capacity to take advantage of growth and business acquisition opportunities. The Company's financial condition remains strong and the Company believes that it has the resources necessary, with approximately $63 million of unused debt capacity (subject to borrowing

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limitations under long-term debt covenants) as of October 31, 1996, to fund ongoing operating requirements. Future expansion will continue to be financed on a project-by-project basis through additional borrowing, or, as circumstances allow, through the issuance of common stock.

Business Acquisitions

     In addition to the business combinations with ELASCO, PPSC, Sunbelt, and the Metals Group accounted for as poolings of interests as mentioned previously, during the first nine months of fiscal 1997 the Company acquired several wholesale distributors for approximately $127 million ($90 million in cash and $37 million in stock). In fiscal 1996, consideration for acquisitions was approximately $13 million ($10 million in cash and $3 million in stock). Outlays for acquisition of wholesale distributors in fiscal 1995 totaled $21 million ($11 million in cash, $4 million in stock and $6 million in other consideration), while fiscal 1994 expenditures were $4 million in cash. These acquisitions were accounted for as either purchases or immaterial poolings and the results of operations of these businesses from their respective dates of acquisition are included in the Company's supplemental consolidated financial statements. As a result of these acquisitions, the Company had 266 branches in 24 states as of October 31, 1996, compared to 226 branches in 20 states at last year end.

Inflation and Changing Prices

     The Company is aware of the potentially unfavorable effects inflationary pressures may create through higher asset replacement costs and related depreciation, higher interest rates and higher material costs. The Company seeks to minimize these effects through economies of purchasing and inventory management resulting in cost reductions and productivity improvements as well as price increases to maintain reasonable profit margins. Management believes, however, that inflation (which has been moderate over the past few years) and changing prices have not significantly affected the Company's operating results or markets in the three most recent fiscal years.

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